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EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-111862) and related prospectus of PacificHealth Laboratories, Inc. for the registration of 455,644 shares of its common stock and the incorporation by reference therein of our report dated February 18, 2005 (March 9, 2005 with respect to note B[7]) relating to our audit of the financial statements of PacificHealth Laboratories, Inc. as of December 31, 2004 and for the year then ended included in its Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission.


Eisner LLP

New York, NY
May 30, 2006